Exhibit 5.1

[Akerman Letterhead]

May 22, 2015

ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida  32963

Re:           Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion dated May 1, 2015 and included as Exhibit 5.1 to the Registration Statement on Form S-3 ASR (Registration No. 333-203813) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2015 by ARMOUR Residential REIT, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated May 22, 2015.  The Prospectus Supplement relates to the at-the-market offering by the Company of up to 24,500,000 shares of the Company's common stock, par value $0.001 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Preferred Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated May 1, 2015 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company's Articles of Incorporation, as amended, (v) the Company's Amended and Restated By-laws, (vi) certain resolutions of the Board of Directors of the Company and of the Pricing Committee thereof, (vii) corporate records and instruments, (viii) a specimen certificate representing the Shares, and (ix) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Preferred Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

ARMOUR Residential REIT, Inc.
May 22, 2015

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP